Exhibit 99.1

WD-40 Company Reports Second quarter 2014 sales and EARNINGS

SAN DIEGO – April  8, 2014/PR Newswire/ ― WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 28, 2014 of $94.2 million, an increase of 9% from the second quarter last fiscal year. Year-to-date net sales were $189.7 million, up 4% from the same period last fiscal year.

Net income for the second quarter was $10.3 million, a decrease of 1% compared to the prior year fiscal quarter. Year-to-date net income was $21.8 million, an increase of 2% from the prior fiscal year period.

Summary

Second quarter multi-purpose maintenance products sales, which include the WD-40® and 3-IN-ONE® brands were $83.8 million, up 11% from the prior year fiscal quarter,  and $167.8 million year-to-date, up 7% from the same period last fiscal year. The multi-purpose maintenance products are considered a primary focus for the Company.  Homecare and cleaning products sales, which include all other brands, were $10.4 million for the second quarter, down 8%,  and were $21.9 million year-to-date, down 11%, both as compared to the prior fiscal year periods. The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

Americas segment sales in the second quarter were $45.2 million, up 12%  and were $89.3 million year-to-date, up 4% compared to the same periods last fiscal year period.  The Europe, Middle East, Africa and India (“EMEA”) segment sales in the second quarter were $38.1 million, up 16%  from the prior year fiscal quarter and were $74.6 million, up 9% compared to the prior fiscal year period.  Asia-Pacific segment sales were $10.9 million in the second quarter, down 21% and were $25.8 million year-to-date, down 8% compared to the same periods last fiscal year.

Diluted earnings per share were $0.67 in the second quarter, compared to $0.66 per share for the same quarter of the prior fiscal year. Year-to-date diluted earnings per share were $1.41 compared to $1.35 in the same period last fiscal year.

"We are pleased with our solid results for the quarter and remain confident that the hard work of our tribe members implementing our strategic initiatives will continue to drive strong results going forward,” said Garry Ridge, WD-40 Company president and chief executive officer.

Net sales by segment as a percent of total net sales were as follows: for the Americas, 48% for the second quarter and 47% year-to-date; for EMEA, 40% for the second quarter and 39% year-to-date; and, for Asia-Pacific, 12% for the second quarter and 14% year-to-date.

“We had strong sales in the Americas and EMEA during the quarter that more than offset declines in Asia-Pacific,” Ridge said.  “The sales declines in Asia-Pacific were due to a larger than normal backlog of orders that we were unable to ship during the quarter, the impacts of foreign currency exchange rates from our Australian operations as well as the softening economy and ongoing variability of the China market.”

Gross margin was 51.6% in the second quarter compared to 50.9% in the same quarter last fiscal year. Year-to-date, gross margin was 51.8%, compared to 50.5% in the same period last fiscal year.

“We remain committed to maintaining our gross margins through diligence in managing our supply chain and making constant improvement in resources, systems and processes," Ridge said.

Selling, general and administrative expenses were up 11% in the second quarter to $26.7 million and were up 8% year-to-date to $53.4 million as compared to the same periods last fiscal year.

Advertising and sales promotion expenses were up 14% in the second quarter to $6.0 million compared to the same period last fiscal year and were up 2% year-to-date to $11.6 million compared to the same period last fiscal year.

"We expect advertising and sales promotion expenses to remain in line with our historic averages of 6.5% to 7.5% for the year,” Ridge said.

In the second quarter, additional product offerings within the WD-40 Specialist® product line were released in certain markets and distribution of existing offerings was further expanded.

“We continue our focus on multi-purpose maintenance products and we doubled the sales of the WD-40 Specialist product line in the second quarter over the previous year fiscal quarter,” Ridge said. “We were also able to achieve nearly double digit growth in global WD-40 multi-use product sales and plan to launch new products under our 3-IN-ONE brand later this fiscal year.”

We continue to maintain the homecare and cleaning products, and they continue to generate positive cash flow even with the sales declines we have experienced,” Ridge added.

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday,  March 25, 2014 the regular quarterly cash dividend $0.34 per share payable on April 30, 2014 to shareholders of record on April 11, 2014.

On June 18, 2013, the board of directors approved a share buy-back plan, which authorizes the Company to acquire up to $60.0 million of its outstanding shares effective from August 1, 2013 through August 31, 2015.  During the second quarter of 2014, WD-40 Company acquired $17.0 million in shares under this plan.

Fiscal Year 2014 Guidance

WD-40 Company continues to expect fiscal year 2014 net sales of $383 million to $398 million and net income of $40.5 million to $42.8 million. We expect diluted earnings per share of $2.65 to $2.80 based on an estimated 15.3 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 51%.  We also expect advertising and promotion expenses of 6.5% to 7.5% of net sales.  This guidance does not include any acquisitions or divestitures, and assumes that foreign currency exchange rates will remain close to current levels.

“We continue to be on a solid platform for growth and even with the variability in certain markets, the ongoing challenges of raw material costs and the impact of foreign currency exchange rates, we remain cautiously optimistic about the future,” Ridge said.  “We are pleased that we have been able to continue to provide our shareholders a positive return.”

More detailed information will be available in WD-40 Company's Form 10-Q which will be filed on April  9, 2014.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of "doer" and "on-the-job" users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products  – under the WD-40® and 3-IN-ONE® brand names.  The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company currently markets its products in 188 countries worldwide and recorded sales of $368.5 million in fiscal year 2013. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, the introduction of new product lines and fluctuating global market conditions, including foreign currency exchange rates, both in the United States and internationally. The company's expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company's expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28,	August 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$40,962	$53,434
Short-term investments	45,021	37,516
Trade accounts receivable, less allowance for doubtful
accounts of $717 and $540 at February 28, 2014
and August 31, 2013, respectively	63,042	56,878
Inventories	34,143	32,433
Current deferred tax assets, net	5,678	5,672
Other current assets	9,398	6,210
Total current assets	198,244	192,143
Property and equipment, net	9,054	8,535
Goodwill	95,522	95,236
Other intangible assets, net	25,056	24,292
Other assets	3,157	2,858
Total assets	$331,033	$323,064

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$22,474	$19,693
Accrued liabilities	19,845	16,562
Revolving credit facility	73,000	63,000
Accrued payroll and related expenses	9,372	17,244
Income taxes payable	2,319	1,146
Total current liabilities	127,010	117,645
Long-term deferred tax liabilities, net	24,455	24,011
Deferred and other long-term liabilities	1,941	1,901
Total liabilities	153,406	143,557

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,462,926 and 19,392,979 shares issued at February 28, 2014 and
August 31, 2013, respectively; and 15,037,999 and 15,285,536 shares
outstanding at February 28, 2014 and August 31, 2013, respectively	19	19
Additional paid-in capital	135,373	133,239
Retained earnings	225,860	214,034
Accumulated other comprehensive income (loss)	1,387	(5,043)
Common stock held in treasury, at cost ― 4,424,927 and 4,107,443
shares at February 28, 2014 and August 31, 2013, respectively	(185,012)	(162,742)
Total shareholders' equity	177,627	179,507
Total liabilities and shareholders' equity	$331,033	$323,064

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2014	2013	2014	2013

Net sales	$94,184	$86,712	$189,725	$181,976
Cost of products sold	45,626	42,586	91,494	90,123
Gross profit	48,558	44,126	98,231	91,853

Operating expenses:
Selling, general and administrative	26,651	23,956	53,350	49,285
Advertising and sales promotion	6,001	5,270	11,616	11,337
Amortization of definite-lived intangible assets	654	465	1,246	931
Total operating expenses	33,306	29,691	66,212	61,553

Income from operations	15,252	14,435	32,019	30,300

Other income (expense):
Interest income	158	195	289	257
Interest expense	(226)	(176)	(441)	(301)
Other (expense) income, net	(229)	535	(443)	587
Income before income taxes	14,955	14,989	31,424	30,843
Provision for income taxes	4,638	4,528	9,625	9,438
Net income	$10,317	$10,461	$21,799	$21,405

Earnings per common share:
Basic	$0.67	$0.67	$1.42	$1.36
Diluted	$0.67	$0.66	$1.41	$1.35

Shares used in per share calculations:
Basic	15,202	15,585	15,241	15,639
Diluted	15,272	15,679	15,319	15,744
Dividends declared per common share	$0.34	$0.31	$0.65	$0.60

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28,
	2014	2013
Operating activities:
Net income	$21,799	$21,405
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	2,849	2,438
Net gains on sales and disposals of property and equipment	(33)	(5)
Deferred income taxes	(335)	263
Excess tax benefits from settlements of stock-based equity awards	(820)	(528)
Stock-based compensation	1,479	1,369
Unrealized foreign currency exchange losses (gains), net	132	(822)
Provision for bad debts	174	382
Changes in assets and liabilities:
Trade accounts receivable	(4,885)	(2,203)
Inventories	(1,387)	(4,075)
Other assets	(3,309)	(2,543)
Accounts payable and accrued liabilities	5,470	2,770
Accrued payroll and related expenses	(9,603)	1,204
Income taxes payable	2,744	2,610
Deferred and other long-term liabilities	32	58
Net cash provided by operating activities	14,307	22,323

Investing activities:
Purchases of property and equipment	(1,991)	(1,151)
Proceeds from sales of property and equipment	171	70
Purchases of intangible assets	(1,776)	-
Purchases of short-term investments	(5,643)	(31,279)
Maturities of short-term investments	908	1,037
Net cash used in investing activities	(8,331)	(31,323)

Financing activities:
Proceeds from revolving credit facility	10,000	5,000
Dividends paid	(9,973)	(9,441)
Proceeds from issuance of common stock	1,241	2,451
Treasury stock purchases	(22,270)	(12,414)
Excess tax benefits from settlements of stock-based equity awards	820	528
Net cash used in financing activities	(20,182)	(13,876)
Effect of exchange rate changes on cash and cash equivalents	1,734	(1,229)
Net decrease in cash and cash equivalents	(12,472)	(24,105)
Cash and cash equivalents at beginning of period	53,434	69,719
Cash and cash equivalents at end of period	$40,962	$45,614